Exhibit 99.1

NEWS RELEASE	Media Contact:	Investor Relations Contact:
FOR IMMEDIATE RELEASE	Andrew Samuel	Mark Merrill
	717.724.2800	717.724.4618

TOWER BANCORP, INC. ANNOUNCES EARNINGS, DIVIDEND

➢	4Q 2009 Diluted GAAP Net Income Per Share of $0.29

➢	4Q 2009 Diluted Operating Income Per Share of $0.36

➢	Board of Directors Declares Cash Dividend Payable February 26, 2009

4Q 2009 HIGHLIGHTS

•

Increased GAAP Net Income and Operating Income: GAAP net income for the fourth quarter of 2009 increased 20.9% over the third quarter of 2009, to $2.1 million. Operating (Non-GAAP) income — that is, reported net income exclusive of certain nonrecurring items — increased 34.1% over third quarter of 2009, to $2.6 million.

•

Significant Net Interest Income Growth: Fourth quarter net interest income increased 10.4% over the third quarter of 2009, to $11.3 million. The average rate received on loans was 5.95% in both the fourth and third quarter of 2009. The average rate paid on total interest-bearing liabilities decreased from 2.04% in the third quarter of 2009, to 1.86% in the fourth quarter.

•

Improved Efficiency Ratio: The efficiency ratio improved from 72.37% in the third quarter of 2009 to 67.79% in the fourth quarter. As adjusted for certain nonrecurring items, the efficiency ratio improved from 69.79% in the third quarter to 65.34% in the fourth quarter.

•

Strong Loan and Core Deposit Growth: Excluding $51.7 million of loans purchased from First National Bank of Chester County, loans grew $83.9 million during the fourth quarter of 2009, representing an annualized growth rate of 33.4%. Core deposits, which exclude time deposits, grew $78.2 million during the fourth quarter of 2009, representing an annualized growth rate of 43.4%.

Note The calculation of operating income and diluted operating income per share can be found in the tables located at the end of this release.

•

Excellent Asset Quality: Non-performing loans represented 0.60% of total loans at December 31, 2009, compared to 0.66% at September 30, 2009. Net charge-offs totaled $188 thousand during the fourth quarter of 2009, or 0.07% annualized based on average loans in the quarter.

•

Continued Capital Strength: The Company’s ratio of Total Risk-Based Capital to Risk-Based Assets at December 31, 2009 equaled 14.45%, exceeding the 10.0% minimum regulatory requirement to be considered “well-capitalized.” The Company’s ratio of tangible common equity to tangible assets was 10.15% at December 31, 2009.

January 27, 2010 HARRISBURG, PA – Tower Bancorp, Inc. (NASDAQ: TOBC) (the “Company”), the parent company of Graystone Tower Bank (the “Bank”), reported net income of $2.1 million or $0.29 per diluted share for the fourth quarter of 2009 compared to net income of $1.7 million or $0.30 per diluted share for the third quarter of 2009. Operating (Non-GAAP) income — that is, reported net income exclusive of certain nonrecurring items — for the quarter equaled $2.6 million or $0.36 per diluted share, an increase of $650 thousand or $0.02 per diluted share when compared to third quarter 2009.

“Our performance continues to reflect our position of strength that distinguishes Tower Bancorp, Inc. during these uncertain economic times,” said Andrew Samuel, chairman, president and CEO. “Evidencing significant organic growth in outstanding loans and core deposits, and credit quality ratios that compare very favorably to our peers, these results continue to validate our model of relationship-based community banking with a clear focus on disciplined underwriting standards.”

Mr. Samuel continued, “We are pleased to recognize increasing, high-quality profitability driven by solid and improving fundamentals in core banking activities, with higher interest income, lower cost of funds and the realization of greater efficiencies following the merger with Graystone Financial Corp.”

Board of Directors Declares $0.28 per Share Dividend, Payable on February 26, 2010

Mr. Samuel also reported that in recognition of the Company’s continued earnings performance and capital strength, the Board of Directors declared a quarterly cash dividend of $0.28 per share, payable on February 26, 2010 to shareholders of record at the close of business on February 12, 2010.

Income Statement Review

Net income available to common shareholders for the fourth quarter of 2009 equaled $2.1 million or $0.29 per diluted share compared to $545 thousand or $0.20 per diluted share for the same quarter a year ago. The results for the fourth quarter of 2009 were negatively impacted by after-tax merger expenses related primarily to the pending acquisition of First Chester County Corporation in the amount of $318 thousand. Additionally during the fourth quarter of 2009, the Company wrote off a deferred tax asset of $181 thousand, related to certain stock compensation expense, which is not deductible for income tax purposes. As a result, operating income for the fourth quarter of 2009, exclusive of such nonrecurring items, totaled $2.6 million or $0.36 per diluted share.

For the year ended December 31, 2009, the Company recorded net income of $3.7 million or $0.72 per diluted share compared to net income of $2.1 million or $0.76 per diluted share for the same year ago period. During the year, the Company recorded $2.1 million in pre-tax merger and acquisition related expenses. Additionally, the Company’s subsidiary bank, Graystone Tower Bank, like all FDIC-insured institutions, recognized an FDIC special assessment of $580 thousand during the second quarter of 2009. The Company recognized a tax benefit related to these nonrecurring items of $693 thousand. As previously mentioned, the Company also wrote off a deferred tax asset of $181 thousand during 2009. Accordingly, operating income totaled $5.9 million or $1.13 per diluted share for the year ended December 31, 2009 compared to operating income of $1.9 million or $0.70 per diluted share for the same year ago period.

Net interest income and margin for the fourth quarter of 2009 was favorably impacted by growth in average earning assets and a rising tax effected net interest margin, which grew to 3.53%, an increase of 64 basis points from the year ago quarter. When compared to the third quarter of 2009, net interest income grew $1.1 million due to strong growth in average total interest earning assets, and a ratio of interest-earning assets to average interest-bearing liabilities of 112.0%, compared to 106.4% during the third quarter of 2009. The net interest margin decreased slightly from 3.57% to 3.53%, resulting primarily from increased levels of liquidity in the form of cash and investment securities on the balance sheet compared to the prior quarter. However, the Company successfully reduced the cost of its funding during the fourth quarter, as the average rate paid on total interest bearing liabilities decreased from 2.04% in the third quarter of 2009 to 1.86% in the fourth quarter. The average rate received on loans remained at 5.95%, the same as the prior quarter, and there was a decrease of 30 basis points in the average rate received on total interest-earning assets as increased liquidity was invested in cash and investment securities. The Company achieved strong growth in the loan portfolio, which occurred primarily during the later part of the fourth quarter and as such, had a less significant impact on the margin.

The Company recorded a $1.4 million provision for the fourth quarter of 2009, compared to $800 thousand for the third quarter of 2009 and $650 thousand for the fourth quarter of 2008. Provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance. The increased provision for loan losses reflects changes in the credit risk of loans in our portfolio, and the strong growth in the loan portfolio, which grew $135.6 million during the fourth quarter.

Non-interest income was $3.4 million for the fourth quarter of 2009, which represents 0.94% of average assets. This is an increase of $2.6 million over the same quarter a year ago. Non-interest income growth, including both organic growth and growth through acquisition, was driven by increased service and other charges on deposit accounts, the sale of interest earning assets, and gains recognized on the satisfaction of impaired loans. When compared to the third quarter of 2009, non-interest income for the fourth quarter of 2009 increased by $1.5 million, primarily due to increases in gains on sales of other interest earning assets of $321 thousand, and gains recognized on the satisfaction of impaired loans of $680 thousand. During the fourth quarter of 2009, the Company recognized a $177 thousand net gain on the sale of securities available for sale compared to a $113 thousand net loss during the third quarter of 2009. The fair value of the equity stock portfolio has decreased to $1.1 million at December 31, 2009 compared to a fair value of $2.1 million at September 30, 2009 and $11.3 million at the time of the merger. The unrealized loss in the equity portfolio was $24 thousand at December 31, 2009 compared to an unrealized loss of $127 thousand at September 30, 2009. The Company recognized $156 thousand in other than temporary impairment charges during the fourth quarter of 2009, relating to the equity portfolio.

Non-interest expenses were $9.9 million for the fourth quarter of 2009; however, this amount includes $358 thousand in merger related expenses. Excluding this item, non-interest expenses were $9.6 million or 2.69% of average assets for fourth quarter of 2009. Total non-interest expenses, excluding merger related expenses and impairment charges, increased by $1.2 million compared to the third quarter of 2009. The Company experienced an increase in occupancy and equipment expenses of $353 thousand in the fourth quarter compared to the prior quarter, which is a direct result of two new branches opened during this period. During the fourth quarter of 2009, the Company also announced plans to close two bank branch offices, which are each expected to close during the first quarter of 2010. Additionally, the Company recognized a $182 thousand increase in advertising and promotion expenses primarily related to its core deposit campaign.

Income tax expense was $1.3 million for the fourth quarter of 2009, which included a non-recurring deferred tax write-down of $181 thousand. Also, non-deductible merger expenses of $240 thousand, loss on sale of equity securities of $72 thousand, and other than temporary impairment losses of $156 thousand, all of which did not provide the Company with an income tax benefit, resulted in an effective tax rate of 37.85%. Adjusted for these items, the Company’s effective tax rate would have been approximately 32% for the fourth quarter of 2009.

Review of Balance Sheet, Credit Quality and Capital Position

Total assets at December 31, 2009 reached $1.48 billion, representing an increase of $98.5 million or 7.15% from September 30, 2009. Total gross loans were $1.140 billion at December 31, 2009, or an increase of $135.6 million compared to September 30, 2009. The net increase in gross loans included the purchase of $51.7 million in loan participations from the First National Bank of Chester County. During the fourth quarter of 2009, the Company entered into a definitive merger agreement for the acquisition of First Chester County Corporation. The purchase of loan participations was completed to help First Chester County Corporation’s bank subsidiary, the First National Bank of Chester County, satisfy minimum regulatory capital requirements established by the Office of the Comptroller of the Currency. Excluding the purchased loan participations, the loan portfolio grew $83.9 million during the fourth quarter of 2009, representing an annualized growth rate of 33.4%.

Total deposits at December 31, 2009 were $1.222 billion, representing an increase of $96.0 million, or 8.53%, from September 30, 2009. Total deposits, excluding time deposits, totaled $799.7 million at December 31, 2009, an increase of $78.2 million, or 43.4% on an annualized basis. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts, which comprised 65.43% of total deposits at December 31, 2009, compared with 64.06% at September 30, 2009 and 44.05% at December 31, 2008.

Asset quality continues to be a primary focus of the Company as evidenced by the asset quality metrics at December 31, 2009. Non-performing assets were 0.52% of total assets and annualized net loan charge-offs during the fourth quarter of 2009 totaled just 0.07% of average loans in the quarter. The allowance for credit losses as of December 31, 2009 was $12.6 million, which consisted of the allowance for loan losses of $9.7 million and the credit fair value adjustment on purchased loans acquired in the merger of $2.9 million. The allowance for credit losses excludes the fair value adjustment made to impaired loans purchased in the merger, which has a balance of $3.4 million at December 31, 2009. The allowance for credit losses at December 31, 2009 represented 1.11% of total loans outstanding of $1.140 billion, compared to 1.17% at September 30, 2009 and 1.06% at December 31, 2008. The Company’s coverage ratio, calculated as the ratio of the allowance for credit losses to non-performing loans, was 185.18% at December 31, 2009.

The Company’s ratio of tangible common equity to tangible assets was 10.15% at December 31, 2009, compared to 10.90% and 8.54% at September 30, 2009 and December 31, 2008, respectively. The Company’s Tier 1 Risk-Based Capital and Total Risk-Based Capital Ratios at December 31, 2009 were 12.98% and 14.45%, respectively and exceed the “well capitalized” minimum regulatory requirements of 6.00% and 10.00%, respectively. Cash dividends paid to shareholders during the fourth quarter 2009 were $0.28 per share. The Company declined to participate in the U.S. Treasury Department’s Troubled Asset Relief Program (TARP) Capital Purchase Program.

Due to the merger of Tower Bancorp, Inc. and Graystone Financial Corp. on March 31, 2009, all periods prior to March 31, 2009 represent the results of Graystone Financial Corp. as the accounting acquirer in the merger.

The financial information contained on the following pages provides more detail on the Company’s performance for the quarter-ended December 31, 2009, as compared to quarter-ended September 30, 2009 and the quarter-ended December 31, 2008, and for the year-ended December 31, 2009 as compared with the year-ended December 31, 2008. Persons seeking additional information should refer to the Company’s periodic reports as filed with the Securities and Exchange Commission (SEC).

Conference Call

A conference call will be held at 10 a.m. (ET) on Wednesday, January 27, 2010 to discuss the Company's financial results. The conference call will be broadcast live through the Company’s website at www.towerbancorp.com, by clicking on the link to the webcast, Confirmation Code: 1753024. Participants using the webcast option are encouraged to log on 10 minutes ahead of the scheduled starting time for the call. There will also be a call in option available by dialing 888-554-1418. A password is not necessary. A webcast replay will be available on the Company’s website for 30 days following the call. A call-in replay option will also be available beginning January 27, 2010 at 1:00 p.m. (ET), through February 3, 2010, 11:59 p.m. (ET) at 888-203-1112, Passcode: 1753024.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company's management uses these non-GAAP financial measures in their analysis of the Company's performance. These measures typically adjust net income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company's core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 27 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.5 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements included herein are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

Selected Financial Highlights

Tower Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2009, September 30, 2009 and December 31, 2008

(Amounts in thousands, except share data)

	December 31, 2009	September 30, 2009	December 31, 2008
	(unaudited)	(unaudited)
Assets
Cash and due from banks	$33,955	$115,625	$24,765
Federal funds sold	16,645	18,212	7,257

Cash and cash equivalents	50,600	133,837	32,022
Securities available for sale	189,853	160,038	19,904
Restricted investments	6,254	6,254	2,068
Loans held for sale	8,034	4,930	3,324
Loans, net of allowance for loan losses of $9,695, $8,390 and $6,017	1,130,615	996,367	561,705
Premises and equipment, net	28,497	27,074	4,546
Accrued interest receivable	4,974	4,570	2,402
Deferred tax asset, net	852	1,341	1,764
Bank owned life insurance	24,606	24,320	12,305
Goodwill	12,202	12,451	—
Other intangible assets, net	3,367	3,545	—
Other assets	17,611	4,209	1,278

Total Assets	$1,477,465	$1,378,936	$641,318

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$119,242	$97,589	$42,466
Interest bearing	1,103,068	1,028,695	483,004

Total Deposits	1,222,310	1,126,284	525,470
Securities sold under agreements to repurchase	6,892	7,383	8,384
Short-term borrowings	5,250	5,250	14,614
Long-term debt	63,001	63,096	29,000
Accrued interest payable	1,090	1,283	888
Other liabilities	14,901	11,084	8,177

Total Liabilities	1,313,444	1,214,380	586,533

Stockholders’ Equity
Common stock, no par value; 50,000,000 shares authorized; 7,226,041 issued and 7,122,683 outstanding at December 31, 2009, 7,215,023 shares issued and 7,111,665 outstanding at September 30, 2009, and 2,740,325 shares issued and outstanding at December 31, 2008	—	—	—
Additional paid-in capital	172,377	172,263	57,547
Accumulated deficit	(4,025)	(4,090)	(2,909)
Accumulated other comprehensive income	(238)	476	147
Less: cost of treasury stock, 103,358 at December 31, 2009 and September 31, 2009 and zero shares at December 31, 2008	(4,093)	(4,093)

Total Stockholders’ Equity	164,021	164,556	54,785

Total Liabilities and Stockholders’ Equity	$1,477,465	$1,378,936	$641,318

Tower Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended December 31, 2009, September 30, 2009 and December 31, 2009 and Year Ended December 31, 2009 and 2008

(Amounts in thousands, except share data)

	Three Months Ended,			Year Ended,
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income
Loans, including fees	$15,515	$15,249	$8,415	$54,304	$31,026
Securities	1,021	419	196	1,956	884
Federal funds sold and other	40	56	24	123	247

Total Interest Income	16,576	15,724	8,635	56,383	32,157
Interest Expense
Deposits	4,581	4,725	3,993	17,963	15,106
Short-term borrowings	94	102	97	398	559
Long-term debt	637	693	225	2,067	816

Total Interest Expense	5,312	5,520	4,315	20,428	16,481

Net Interest Income	11,264	10,204	4,320	35,955	15,676
Provision for Loan Losses	1,400	800	650	5,216	2,550

Net Interest Income after Provision for Loan Losses	9,864	9,404	3,670	30,739	13,126
Non-Interest Income
Service charges on deposit accounts	650	625	250	2,156	809
Other service charges, commissions and fees	656	566	199	2,131	792
Gain on sale of mortgage loans originated for sale	339	334	171	1,521	528
Gain (loss) on sale of other interest earnings assets	208	(113)	—	364	240
Income from bank owned life insurance	309	283	305	1,034	305
Other income	1,191	115	(130)	1,622	415

Total Non-Interest Income	3,353	1,810	795	8,828	3,089
Non-Interest Expenses
Salaries and employee benefits	4,318	4,237	2,138	15,841	8,100
Occupancy and equipment	1,815	1,462	689	5,479	2,356
FDIC insurance premiums	427	409	80	1,747	278
Advertising and promotion	550	204	94	972	369
Data processing	636	627	178	2,050	654
Professional service fees	312	305	73	1,155	518
Other operating expenses	1,493	1,140	445	4,705	1,525
Nonrecurring merger related expenses	358	310	—	2,080	—

Total Non-Interest Expenses	9,909	8,694	3,697	34,029	13,800

Net Income Before Income Tax Benefit	3,308	2,520	768	5,538	2,415

Income Tax Expense	1,252	820	223	1,829	333

Net Income	$2,056	$1,700	$545	$3,709	$2,082

Net Income Per Common Share
Basic	$0.29	$0.30	$0.20	$0.72	$0.76
Diluted	$0.29	$0.30	$0.20	$0.72	$0.76
Dividends declared	$0.28	$0.28	$—	$0.84	$—
Weighted Average Common Shares Outstanding
Basic	7,114,900	5,638,851	2,733,227	5,156,078	2,734,027
Diluted	7,115,386	5,652,292	2,733,227	5,160,641	2,734,027

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

(Unaudited)

	For the Three Months Ended December 31,
	2009			2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold and other	$25,963	$40	0.61%	$6,370	$24	1.50%
Investment securities (1)	206,716	1,043	2.00%	27,327	211	3.07%
Loans	1,034,631	15,515	5.95%	563,085	8,415	5.95%

Total interest-earning assets	1,267,310	16,598	5.20%	596,782	8,650	5.75%

Other assets	143,155			25,746
Total assets	$1,410,464			$622,528

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$653,672	2,080	1.26%	$178,236	1,100	2.46%
Time deposits	403,085	2,501	2.46%	299,040	2,893	3.85%
Borrowings	74,624	731	3.89%	44,556	322	2.88%

Total interest-bearing liabilities	1,131,381	5,312	1.86%	521,832	4,315	3.29%

Demand deposits	98,548			36,638
Other liabilities	15,969			5,017
Stockholders’ equity	164,566			59,041

Total liabilities and stockholders’ equity	$1,410,464			$622,528

Net interest spread			3.33%			2.46%
Net interest income and interest rate margin FTE		11,286	3.53%		4,335	2.89%

Tax equivalent adjustment		(22)			(15)

Net interest income		11,264			4,320

Ratio of average interest-earning assets to average interest-bearing liabilities	112.0%			114.4%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 34%

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

(Unaudited)

	For the Year Ended December 31,
	2009			2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold and other	$32,565	123	0.38%	$8,764	247	2.82%
Investment securities (1)	88,961	2,024	2.28%	27,780	925	3.33%
Loans	909,476	54,304	5.97%	492,106	31,026	6.30%

Total interest-earning assets	1,031,002	56,451	5.48%	528,650	32,198	6.09%

Other assets	128,214			20,367
Total assets	$1,159,216			$549,017

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$503,998	7,640	1.52%	$130,038	3,165	2.43%
Time deposits	365,623	10,323	2.82%	276,821	11,941	4.31%
Borrowings	68,053	2,465	3.62%	46,198	1,375	2.98%

Total interest-bearing liabilities	937,674	20,428	2.18%	453,057	16,481	3.64%

Demand deposits	83,362			32,610
Other liabilities	23,144			9,952
Stockholders’ equity	115,037			53,398

Total liabilities and stockholders’ equity	$1,159,216			$549,017

Net interest spread			3.30%			2.45%
Net interest income and interest rate margin FTE		36,023	3.49%		15,717	2.97%

Tax equivalent adjustment		(68)			(41)

Net interest income		35,955			15,676

Ratio of average interest-earning assets to average interest-bearing liabilities	110.0%			116.7%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 34%

Tower Bancorp, Inc. and Subsidiary

Selected Financial Information

(Dollars in thousands, except share data and ratios)

(Unaudited)

	December 31, 2009	September 30, 2009	December 31, 2008
Reconciliation of Non-GAAP Balance Sheet Data:
Loan loss reserve	$9,695	$8,390	$6,017
Credit fair value adjustment on purchased loans (1)	2,942	3,270	—

Allowance for credit losses	12,637	11,660	6,017

Total Stockholders’ equity	164,021	164,556	54,785
Less: Goodwill and other intangible assets	15,569	15,996	—

Tangible equity	148,452	148,560	54,785

Shares Outstanding	7,122,683	7,111,665	2,740,325

	For the Three Months Ended			For the Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Reconciliation of Non-GAAP Income Statement Data:
Interest income	$16,576	$15,724	$8,635	$56,383	$32,157
Interest expense	5,312	5,520	4,315	20,428	16,481

Net interest income	11,264	10,204	4,320	35,955	15,676
Provision for loan losses	1,400	800	650	5,216	2,550
Non-interest income	3,353	1,810	795	8,828	3,089
Non-interest expense	9,909	8,694	3,697	34,029	13,800

Net income before income taxes	3,308	2,520	768	5,538	2,415
Provision for income taxes	1,252	820	223	1,829	333

GAAP Net income	$2,056	$1,700	$545	$3,709	$2,082
Plus: FDIC special assessment	—	—	—	580	—
Plus: Nonrecurring merger-related expenses	358	310	—	2,080	—
Plus: Deferred tax asset write down related to stock compensation	181	—	—	181	—
Less: Core deposit premium on the sale of branch deposits	—	—	—	—	(250)
Less: Tax effect of adjustments	(40)	(105)	—	(693)	85

Operating income	2,555	1,905	545	5,857	1,917

Per Share Data:
Weighted average shares outstanding - basic	7,114,900	5,638,851	2,733,227	5,156,078	2,734,027
Weighted average shares outstanding - diluted	7,115,386	5,652,292	2,733,227	5,160,641	2,734,027
Book value per share	$23.03	$23.14	$19.99	$23.03	$19.99
Tangible book value per share	20.84	20.89	19.99	20.84	19.99
Basic earnings per share	0.29	0.30	0.20	0.72	0.76
Diluted earnings per share	0.29	0.30	0.20	0.72	0.76
Plus: Per share impact of FDIC special assessment	—	—	—	0.11	—
Plus: Per share impact of nonrecurring merger-related expenses	0.05	0.05	—	0.40	—
Plus: Per share impact of deferred tax asset write down related to stock compensation	0.03	—	—	0.04	—
Less: Per share impact of core deposit premium on the sale of branch deposits	—	—	—	—	(0.09)
Less: Per share impact of tax effect of adjustments	(0.01)	(0.02)	—	(0.13)	0.03

Diluted operating income per share	0.36	0.34	0.20	1.13	0.70

Note: Footing differences in the table are due to rounding.

	For the Three Months Ended			For the Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Performance Ratios:
Return on average assets	0.58%	0.50%	0.35%	0.32%	0.38%
Return on average equity	4.96%	5.20%	3.67%	3.22%	3.90%
Net interest margin	3.53%	3.57%	2.89%	3.49%	2.97%
Efficiency ratio	67.79%	72.37%	72.28%	75.99%	73.54%
Non-interest income to average assets	0.94%	0.54%	0.51%	0.76%	0.56%
Non-interest expenses to average assets	2.79%	2.58%	2.36%	2.94%	2.51%

Operating Performance Ratios:
Return on average assets	0.72%	0.57%	0.35%	0.51%	0.35%
Return on average equity	6.16%	5.82%	3.67%	5.09%	3.59%
Efficiency ratio (2)	65.34%	69.79%	72.28%	70.05%	74.53%
Non-interest income to average assets	0.94%	0.54%	0.51%	0.76%	0.52%
Non-interest expenses to average assets	2.69%	2.49%	2.36%	2.71%	2.51%

	December 31, 2009	September 30, 2009	December 31, 2008
Asset Quality Ratios:
Loan loss reserve to total loans (6)	0.86%	0.84%	1.06%
Credit loss reserve to total loans (6) (8)	1.11%	1.17%	1.06%
Non-accrual loans to total loans (6) (7)	0.42%	0.35%	0.24%
Net charge-offs to average loans (3)	0.07%	0.19%	0.37%
Non-performing assets to total assets (4)	0.52%	0.45%	0.21%
Non-performing loans to total loans (5) (6)	0.60%	0.66%	0.26%
Allowance for loan losses to non-performing loans (5)	142.07%	158.69%	409.32%
Allowance for credit losses to non-performing loans (5)	185.18%	220.65%	409.32%

Capital Ratios:
Total capital (to risk-weighted assets)	14.45%	15.93%	10.10%
Tier 1 capital (to risk-weighted assets)	12.98%	14.41%	9.10%
Tier 1 capital (to average assets)	10.61%	11.04%	8.50%
Tangible common equity to tangible assets (9)	10.15%	10.90%	8.54%

(1)	The credit fair value adjustment relates to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp. Inc. and Graystone Financial Corp. It does not include the credit fair value adjustment of purchased impaired loans.
(2)	Efficiency ratio is calculated as total non-interest expense (less non-recurring merger-related expenses and FDIC special assessment) divided by the total of net interest income and non-interest income.
(3)	Calculated as the annualized net loans charged off during the quarter ended divided by the average loans outstanding for the same quarter.
(4)	Non-performing assets equals the sum of non-accrual loans, loans past due 90 days or greater that are still accruing, and other real estate owned. Purchased impaired loans are excluded from non-performing assets.
(5)	Non-performing loans equals the sum of non-accrual loans and loans past due 90 days or greater that are still accruing. Purchased impaired loans are excluded from non-performing loans.
(6)	Total loans excludes purchased impaired loans acquired as part of the merger between Tower Bancorp Inc. and Graystone Financial Corp. The total balance of these loans is $7,329 as of December 31, 2009 and $8,627 as of September 30, 2009.
(7)	Non-accrual loans equals the sum of loans that have been placed on non-accrual status. Purchased impaired loans are excluded from non-accrual loans.
(8)	Credit loss reserve include the loan loss reserve and the credit fair value adjustment to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp Inc. and Graystone Financial Corp.
(9)	Tangible assets are calculated as total assets less goodwill and other intangible assets.

Tower Bancorp, Inc. and Subsidiary

Loan and Deposit Detail

(Dollars in thousands)

	(Unaudited) December 31, 2009	(Unaudited) September 31, 2009	December 31, 2008
Loan Detail:
Commercial	$863,711	$719,910	$508,744
Consumer & other	85,511	84,242	54,084
Mortgage	191,277	200,757	5,123

Total Loans	1,140,499	1,004,909	567,951
Deferred costs (fees)	(189)	(152)	(229)
Allowance for loan losses	(9,695)	(8,390)	(6,017)

Net Loans	$1,130,615	$996,367	$561,705

Deposit Detail:
Non-interest bearing transaction accounts	$119,242	$97,589	$42,466
Interest checking accounts	110,355	107,500	19,060
Money market accounts	477,292	408,080	120,625
Savings accounts	92,828	108,347	49,310
Time deposits	422,593	404,768	294,009

Total	$1,222,310	$1,126,284	$525,470

Tower Bancorp, Inc. and Subsidiary

Non Performing Assets Detail

(Dollars in thousands)

	(Unaudited) December 31, 2009	(Unaudited) September 30, 2009	December 31, 2008
Non-accrual loans
Commercial	$3,408	$3,769	$1,127
Consumer	320	114	236
Mortgages	990	853	3

Total non-accrual loans	4,718	4,736	1,366
Accruing loans greater than 90 days past due
Commercial	634	80	—
Consumer	48	42	104
Mortgages	1,424	1,726	—

Total accruing loans greater than 90 days past due	2,106	1,848	104
Non-performing loans	6,824	6,584	1,470

Other real estate owned	927	933	—

Non-performing assets	$7,751	$7,517	$1,470

Tower Bancorp, Inc. and Subsidiary

Allowance for Loan Losses Quarterly Rollforward

(Dollars in thousands)

	(Unaudited) December 31, 2009	(Unaudited) September 30, 2009	December 31, 2008
Balance at beginning of the quarter	$8,390	$7,965	$5,817
Provision for loan losses	1,400	800	650
Charge-offs
Commercial	(119)	(372)	(450)
Consumer	—	(8)	—
Mortgages	—	(7)	—

Total Charge-offs	(119)	(387)	(450)

Recoveries
Commercial	24	12	—
Consumer	—	—	—
Mortgages	—	—	—

Total Recoveries	24	12	—

Net charge-offs	(95)	(375)	(450)

Balance at end of period	$9,695	$8,390	$6,017

Tower Bancorp, Inc. and Subsidiary

Credit Fair Value Adjustment on Purchased Loans Quarterly Rollforward

(Dollars in thousands)

	(Unaudited) December 31, 2009	(Unaudited) September 30, 2009	December 31, 2008
Balance at beginning of the quarter	$3,271	$3,639	$—
Amortization	(236)	(249)	—
Charge-offs
Commercial	(30)	(30)	—
Consumer	(74)	(80)	—
Mortgages	(186)	(22)	—

Total Charge-offs	(290)	(132)	—

Recoveries
Commercial	85	—	—
Consumer	111	13	—
Mortgages	1	—	—

Total Recoveries	197	13	—

Net charge-offs	(93)	(119)	—

Balance at end of period	$2,942	$3,271	$—